Alliance Americas Government Income Trust, Inc.
Exhibit 77C

77C Matters submitted to a vote of security holders

A Special Meeting of Shareholders of Alliance Americas Government Income Trust, Inc. (AAGIT) was held on February 22, 2002. A description of each proposal and number of shares voted at the meeting are as follows:

                              Shares Voted     Shares
                              For              Abstained
To elect the Directors of
AAGIT for a term of
indefinite duration until
his or her successor is
duly elected and qualified.
John D. Carifa                173,339,936      4,409,643
David H. Dievler              173,103,286      4,409,643
John H. Dobkin                172,707,202      4,409,643
William H. Foulk, Jr.         172,712,404      4,409,643
Clifford L. Michel            172,762,413      4,409,643
Donald J. Robinson            172,700,254      4,409,643
Ruth Block                    173,158,324      4,409,643

Approval of the amendment of a Fundamental Investment Policy change.

                              Shares Voted     Shares Voted    Shares
                              For              Against         Abstained
Approval of the amendment
of a Fundamental Investment
Policy change.                125,756,179       6,240,526      5,172,281